Exhibit 3.1.1
     On September 16, 2010, the Directors and sole shareholder of Rockville Financial New, Inc., amended and restated Section 6 of the Certificate of Incorporation of Rockville Financial New, Inc. in its entirety as follows:
     Notwithstanding anything contained in this Certificate of Incorporation or Bylaws of the Corporation to the contrary, for a period of five (5) years from the date the Corporation becomes the owner of 100% of the capital stock of Rockville Bank, the following provision shall apply:
     No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of ten percent (10%) or more of any class of any equity security of the Corporation without the prior approval of two-thirds (2/3) of the Board of Directors and the prior written approval of the Commissioner. In the event shares are acquired in violation of this Section 6, all shares beneficially owned by any person in excess of ten percent (10%) shall be considered “excess shares” and shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.
     Notwithstanding anything contained in this Certificate of Incorporation or Bylaws of the Corporation to the contrary, the provisions requiring prior approval of two-thirds (2/3) of the Board of Directors in the event the acquisition of the beneficial ownership of ten percent (10%) or more of any class of any equity security of the Corporation is perpetual, and not limited to the five (5) year period.
     “Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate of Incorporation; provided, however, that a person shall, in any event, also be deemed the “beneficial owner” of any common stock:
(1)	which such person or any of its Affiliates (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of this Certificate of Incorporation) beneficially owns, directly or indirectly; or

(2)	which such person or any of its Affiliates has: (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

(3)	which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation; and
provided further, however, that: (a) no director or officer of the Corporation (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any common stock beneficially owned by any other such director or officer (or any Affiliate thereof); and (b) neither any employee stock ownership plan or similar plan of the Corporation or any subsidiary of the Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any common stock held under any such plan.
     The Board of Directors shall have the power to construe and apply the provisions of this Section and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (a) the number of shares of common stock beneficially owned by any person; (b) whether a person is an Affiliate of another; (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership; (d) the application of any other definition or operative provision of this Section to the given facts; or (e) any other matter relating to the applicability or effect of this Section.
     The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own shares of common stock that are “excess shares” (or holds of record common stock beneficially owned by any person in excess of the limit described above) supply the Corporation with complete information as to: (a) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the limit described above; and (b) any other factual matter relating to the applicability or effect of this Section as may reasonably be requested of such person.
     Special meetings of shareholders relating to changes in control of the Corporation or amendments to its Certificate of Incorporation shall be called only at the direction of the Board of Directors. This provision is perpetual, and not limited to the five (5) year period.